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                                                                   EXHIBIT 10.17

                           BUSINESS SERVICES AGREEMENT


THIS BUSINESS SERVICES AGREEMENT, as amended and restated ("Agreement"), dated October 14, 1994, is by and among ORTHODONTIC CENTERS OF FLORIDA, INC., a Delaware corporation ("OCS"), DENNIS J. BUCHMAN, D.M.D., P.A., a Florida professional corporation (the "PC"), and DENNIS J. BUCHMAN, D.M.D., an individual residing in the State of Florida ("Dr. Buchman", and, collectively with the PC, the "Orthodontist").

         (Please refer to Exhibit E for definitions of all capitalized terms that are not defined in the text.)

                                    RECITALS:

         A. The Orthodontist owns and operates a professional orthodontic practice with Offices in the locations listed in Exhibit A as it may be amended from time to time (the "Practice").

         B. OCS is a wholly owned subsidiary of Orthodontic Centers of America, Inc. ("OCA"). OCS and OCA have expertise in providing non-clinical, non-professional business services to Orthodontists.

         C. The Orthodontist wants OCS to provide it with all of the non-clinical, non-professional business services required by the Orthodontist for the operation of the Practice, in order to help the Orthodontist achieve the Orthodontist's goals of increasing the business efficiency of and patient satisfaction with the Practice, and enhancing the growth and development of the Practice.

         D. At all times, the Orthodontist shall exercise independent clinical judgment and shall retain sole authority and responsibility for all Professional Dental Acts in connection with the operation of Practice.

         NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the Parties agree as follows:

                                I. DUTIES OF OCS

         1.1 NO ACTIONS CONSTITUTING THE PRACTICE OF DENTISTRY. The Parties expressly agree that OCS is not authorized or qualified to engage in the Practice of Dentistry. If a court or other governmental authority of competent jurisdiction makes a final decision that any term of this Agreement causes OCS to engage in the Practice of Dentistry or otherwise violate the Dental Practice Laws or if legal counsel to OCS and the Orthodontist mutually agree to the same, then such term shall be deemed waived and unenforceable and its nonperformance shall not constitute a breach or default of this Agreement. Additionally, the Parties shall reform the Agreement as provided for in Section 8.11.

         1.2 OCS TO PROVIDE BUSINESS SERVICES. OCS shall provide the Orthodontist with, or arrange for the provision to the Orthodontist of, all business services reasonably required for the day-to-day operations of the Practice, as discussed hereinafter in this Article I. (These services are collectively defined as the "Business Services".) The Orthodontist hereby engages OCS to be its sole and exclusive agent and provider of the Business Services during the term of the Agreement.

         1.3 OFFICES

         (a) Lease/Sublease of Office(s). OCS, or an entity retained by OCS, shall lease or otherwise arrange for the Practice's Offices, subject to the approval of the Orthodontist (which will not be unreasonably withheld or delayed). OSC shall and hereby does sublease each Office to the Orthodontist in accordance with the terms of this Agreement. The Orthodontist shall hereby and does sublease each Office from OCS subject to terms, covenants and conditions of the Primary Lease for that Office, except the terms of this Agreement are hereby expressly incorporated into and shall control any inconsistency with such Primary Lease(s).

         (b) Office Upkeep. OCS shall be responsible for maintaining the Offices in good working order, condition and repair. OCS shall pay rental and other payments due under each Primary Lease to the applicable


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Landlord. Rental, other payments due under each Primary Lease, and any maintenance costs and expenses shall be deemed a Center Expense and included in the Service Fees.

         (c) Use of Office(s). The Orthodontist shall use the Offices exclusively for the operation of the Practice, except as expressly agreed to by OCS in writing in advance.

         (d) Term of Sublease. The term of the sublease for a particular Office shall be the lesser of the term of the Agreement or the term of the Primary Lease for the Office, unless terminated earlier as provided herein.

         (e) Offices Included in Agreement. Unless and until the Parties mutually agree otherwise, this Agreement shall include the Original Offices currently listed in Exhibit A, and any New Offices that are added to the Agreement in accordance with Subsection 1.3(f) immediately below. Exhibit A shall be amended from time to time so that it accurately reflects all Offices included in the Agreement, and the address of each such Office. The terms and conditions for each Office's inclusion in the Agreement shall be set forth in an Exhibit for such Office which shall be mutually agreed to by the Parties and attached to this Agreement.

         (f) Addition and Removal of Offices from Agreement. New Offices may be added to the Agreement only with the mutual, written consent of the Parties. Existing Offices (including any Original Offices) may be removed from the Agreement only with the mutual, written consent of the Parties. If the Parties mutually agree in writing to add a New Office or remove an existing Office from the Agreement, the Agreement shall be automatically amended to include the New Office or remove the existing Office, as appropriate. Whenever a Primary Lease for an Office is entered into or terminated, Exhibit A shall be automatically amended to include or delete the address for that Office, as appropriate.

         1.4 EQUIPMENT, FURNITURE AND IMPROVEMENTS.

         (a) OCS shall provide the Orthodontist with all of the furniture, fixtures, other leasehold improvements and equipment reasonably required by the Orthodontist for the operation of the Practice during the term of the Agreement. (The furniture, fixtures, other leasehold improvements and equipment provided by OCS to the Orthodontist are collectively referred to as the "Furniture, Fixtures and Equipment".) OCS shall hold title to and be the owner of the Furniture, Fixtures and Equipment, and shall and hereby does lease to the Orthodontist all of the Furniture, Fixtures and Equipment during the term hereof. The Orthodontist shall and hereby does lease and thereby obtain exclusive custody of and control over the Furniture, Fixtures and Equipment during the term hereof, subject to the terms of the Agreement; however, the Orthodontist agrees not to remove the Furniture, Fixtures and Equipment from the Offices.

         (b) OCS shall be responsible for:

             o acquiring new Furniture, Fixtures and Equipment in consultation with and subject to the approval of the Orthodontist (which will not be unreasonably withheld or delayed);

             o maintaining the Furniture, Fixtures and Equipment in good working order, condition and repair; o paying all license fees, assessments, charges and taxes imposed upon the ownership, leasing, sale, possession or use of the Furniture, Fixtures and Equipment; and

             o insuring the Furniture, Fixtures and Equipment against risks of loss or damage.

         (c) The expenses for the maintenance and repair of Furniture, Fixtures and Equipment and all fees, assessments, charges, expenses and taxes and all insurance premiums paid by OCS on the Furniture, Fixtures and Equipment, whether or not the Furniture, Fixtures and Equipment is acquired during the term of this Agreement, are and shall be a Center Expense and shall be included in the Service Fees. The acquisition costs of Furniture, Fixtures, and Equipment are discussed in Sections 3.4(a) through (c) and subparts (d) and (e) of Exhibit C. All additions or deletions made to the Furniture, Fixtures and Equipment shall be deemed automatically added or removed, as applicable, from the scope of this Section.

         1.5 BILLING AND COLLECTION SERVICES. Throughout the term of this Agreement, the Orthodontist grants to OCS an exclusive special power of attorney and the Orthodontist appoints OCS as its exclusive true and lawful agent and attorney-in-fact for the performance of billing and collection services, including the following (collectively referred to as "Billing and Collections Services"):


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         o  preparation of bills and statements for and billing of all patients of the Practice;

         o collection, receipt and administration of accounts receivable generated by the Orthodontist's billings; and

         o preparation and submission of monthly financial reports to the Orthodontist detailing Billing and Collection activities and results.

OCS hereby accepts such exclusive special power of attorney and appointment as agent and attorney-in-fact. OCS shall provide all Billing and Collection Services on the Orthodontist's behalf and in the Orthodontist's name, and in accordance with the terms of this Agreement. OCS shall perform Billing and Collection for all orthodontic and dental treatment and for goods and services provided to the patients of the Practice. OCS shall exercise reasonable efforts to bill and collect the fees and charges generated by the Practice in a timely fashion.

         1.6 HANDLING OF COLLECTIONS AND PRACTICE FUNDS.

         (a) The Orthodontist shall present all of the Practice's Collections to OCS, and OCS shall promptly deposit all of the Practice's Collections into the Depository Account. (The funds deposited into the Depository Account, after their deposit, are defined as the "Practice Funds".) From time to time, the Practice Funds may be transferred by OCS from the Depository Account to central bank accounts of OCS and OCA and aggregated with other funds maintained in such account(s).

         (b) The Practice Funds will be applied for the following purposes and in the following order of priority:

         o payment of the Orthodontist's Center Expenses and Service Fees as provided for in Sections 3.1 and 3.2 and Exhibits B and C;

         o payment of any loan repayment obligations or other liabilities of the Orthodontist under the Business Services Agreement, and

         o payment of PC Employer Expenses, and any remainder to the Orthodontist.

(These above payments are collectively defined as the "Authorized Payments".) OCS shall be responsible for making the Authorized Payments (to the extent Practice Funds are available for these payments). OCS covenants and agrees that it will make the Authorized Payments in accordance with the terms of this Subsection 1.6(b) and the other sections of this Agreement cross-referenced herein.

         (c) During the term of this Agreement, OCS shall have signatory authority over the Depository Account. The Orthodontist covenants and agrees that until OCS completes a final audit and accounting upon termination of this Agreement, the Orthodontist shall not make any withdrawals from the Practice Funds, make any modification to the Depository Account or close the Depository Account without the prior express written consent of OCS. The Orthodontist acknowledges and agrees that these controls are necessary in order for OCS to perform the Financial Management Services that the Orthodontist has contracted for pursuant to Section 1.7 of this Agreement, and to assure that the Authorized Payments will be applied as provided for in Subsection 1.6(b) and the other sections of this Agreement cross-referenced in Subsection 1.6(b).

         1.7 FINANCIAL MANAGEMENT SERVICES. OCS shall provide the Orthodontist with all bookkeeping and accounting and related financial services reasonably required for the day-to day operations of the Practice, including the following (these services are collectively defined as "Financial Management Services"):

         o  bookkeeping and accounting services;

         o  administration and payment of accounts and trade payables;

         o  payroll administration services;

         o preparation of monthly, quarterly and annual financial statements and related reports, which shall reasonably summarize the Practice's financial operations;

         o  audits;

         o  bank statement reconciliations;

         o  financial statement reconciliations; and

         o all other related bookkeeping, accounting and financial management services as may reasonably be required for the day-to-day operations of the Practice from time to time.


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         1.8 PURCHASING AND INVENTORY MANAGEMENT SERVICES. OCS shall provide the
Orthodontist with purchasing and related services for the Practice, including the following (these services are collectively defined as "Purchasing and Inventory Management Services"):

         o purchasing services for all inventory and supplies required by the Orthodontist for the Practice;

         o negotiations with vendors to obtain discounts on supplies and inventory (all discounts will be passed through to the Orthodontist);

         o inventory management services for all inventory and supplies maintained by the Orthodontist for the Practice;

         o all other related purchasing and inventory management services reasonably required for the day-to-day operations of the Practice from time to time.

However, notwithstanding anything to the contrary, and, consistent with the provisions of Section 2.1, the Orthodontist will have sole authority over and responsibility for all decisions concerning the inventory and supplies to be utilized by the Practice (i.e., the Orthodontist will not be required by OCS to utilize any particular type of inventory or supply, or order any specific quantity of any inventory or supply). Additionally, the Orthodontist shall be responsible for oversight and supervision with respect to all clinical supplies, as required under applicable law.

         1.9 COMPUTER TECHNOLOGY SERVICES. OCS will provide the Orthodontist with computer software and systems and computer-related services including the following (these services are collectively defined as "Computer Technology Services"):

         o use during the term of the Agreement of the OCA Software and Documentation, pursuant to the grant of license set forth in the "OCA Software License Addendum" attached as Exhibit D;

         o Error corrections, bug fixes, patches and other updates to the OCA Software;

         o  provision of the computer-related Documentation;

         o  support and assistance in installing and running the OCA Software;

         o  programming changes;

         o advice and assistance in procuring any new or additional computer hardware required for the Practice; and

         o all other computer-related services reasonably required for the day-to-day operations of the Practice from time to time.

         1.10 ADVERTISING AND MARKETING SERVICES. OCS shall provide the Orthodontist with assistance in developing and implementing advertising and marketing programs to enhance the Practice's growth and promote its business (these services are collectively referred to as "Advertising and Marketing Services"). All Advertising and Marketing Services shall be undertaken in a professional manner and shall be in compliance with applicable laws and regulations regulating advertising by the dental profession. Notwithstanding anything to the contrary, all Advertising and Marketing Services provided by OCS under this Agreement shall be subject to the Orthodontist's approval, consistent with the requirements of Section 2.2.

         1.11 PERSONNEL SERVICES. OCS shall provide the Orthodontist with personnel and human resources services, including the following (these services are collectively defined as "Personnel Services"):

         o  recruitment and employment of Office Staff;

         o  training of Office Staff;

         o  scheduling of Office Staff;

         o advice to the Orthodontist on compensation and benefits for Office Staff;

         o  administration of benefit plans for Office Staff;

         o  recruitment assistance to the Orthodontist for Professional Staff;
            and

         o all other personnel and human resource services reasonably required by the Orthodontist in respect of the Office Staff.

However, notwithstanding anything to the contrary, the hiring, termination and compensation of both the Office Staff and Professional Staff and the compensation and benefits paid to Office Staff and Professional Staff shall be at the Orthodontist's discretion, consistent with the provisions of Section 2.2. Additionally, the Orthodontist shall employ all Professional Staff.


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         1.12 LEGAL SERVICES. OCS shall provide the Orthodontist with legal services for the Practice's routine operations (but not including professional liability or malpractice defense).

         1.13 CONSULTING SERVICES. OCS shall provide the Orthodontist with consulting advice on Practice efficiency and productivity, forms, scheduling, marketing, Office locations and layouts, and staff salaries, benefits and performance and incentive plans, as requested by the Orthodontist.

         1.14. OTHER SERVICES. OCS shall provide the Orthodontist with all other office management, business and similar services reasonably required for the Practice's routine business operations, as determined by the Orthodontist in consultation with OCS.


                         II. DUTIES OF THE ORTHODONTIST

         2.1 THE ORTHODONTIST'S CONTROL OVER PRACTICE OF DENTISTRY. The Orthodontist shall have complete and sole responsibility, authority and control of the Practice of Dentistry in connection with the Practice's operations, including without limitation:

         o employment, hiring, termination and compensation of all Professional Staff; o rendering of all professional dental services to patients;

         o  professional supervision of all Professional Staff and Office Staff;

         o  examination, diagnosis and treatment of all patients;

         o decisions concerning types of dental services to be provided to patients

         o selection of the drugs, supplies and equipment to be used in the rendering of dental services to patients;

         o decisions concerning amount of fees to be charged for dental goods and services, refunds and credit terms;

         o preparation and maintenance of all the Patient Records (discussed further in Section 2.3;

         o exercise of independent judgment regarding patient diagnosis and treatment; and

         o  ownership and proprietorship of the Practice.

         2.2 PRACTICE MANAGEMENT AND APPROVAL OF CERTAIN BUSINESS OPERATIONS. Notwithstanding the authority granted to OCS pursuant to Article I of this Agreement, it is expressly acknowledged and agreed by the Parties that the Orthodontist shall be solely responsible for the management of the Practice, including approval over the following matters (in addition to the Practice of Dentistry, as discussed in Section 2.1), provided that such approval shall not be unreasonably withheld by the Orthodontist:

         o hiring, termination and compensation of all of the Professional Staff and Office Staff;

         o  the entering into and termination of Primary Leases;

         o  decisions concerning Office layouts;

         o  the acquisition of Furniture, Fixtures and Equipment; and

         o  advertising content.

         2.3 PATIENT RECORDS AND PROFESSIONAL ASSETS. The Orthodontist shall have sole and exclusive responsibility to assure that the Patient Records are prepared and maintained in compliance with all applicable federal, state and local laws and regulations. The Patient Records and other Professional Assets shall be the property and remain under the control and custody of the Orthodontist at the Offices at all times during the term of this Agreement. OCS's access to the Patient Records shall be subject to all applicable laws and regulations governing the confidentiality of such records.

         2.4 COMPLIANCE WITH APPLICABLE LAWS AND STANDARDS. The Orthodontist shall be responsible for assuring that at all times during the term of the
Agreement:

         o the Professional Staff shall be in compliance and good standing under all applicable Dental Laws, dental professional and ethical standards and any other state or federal laws or regulations;

         o the Professional Staff shall attend continuing professional education courses and participate in quality assurance/utilization review programs as required under applicable professional licensing and accreditation laws and programs; and


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         o  the Orthodontist shall comply with any other federal, state and local laws and regulations applicable to the operations of the Practice, including without limitation all applicable federal, state and local laws and regulations respecting employment, employment practices, discrimination, reimbursement, and sexual harassment.

The Orthodontist shall immediately inform OCS of any Legal Action, and the Orthodontist shall immediately disclose all underlying facts, documents and circumstances related to or associated with the Legal Action. The Orthodontist shall immediately report to OCS deficiencies discovered in the performance of any of the Professional Staff and shall take appropriate action to immediately remedy such deficiencies.

         2.5 OPERATING SCHEDULE. The Orthodontist covenants and agrees that:

         o  it will operate the Practice as a full-time business; and

         o the Offices will be open to the public at hours reasonably convenient to the public and sufficient to meet patient needs.

         2.6 BUSINESS AND MANAGEMENT SYSTEMS. The Orthodontist acknowledges that OCS's successful performance of this Agreement is dependent on, among other factors, the Orthodontist's operation of the Practice with the OCA Software. The Orthodontist represents that it is generally familiar with the OCA Software, and believes the OCA Software to be satisfactory for the operation of the Practice. Accordingly, the Orthodontist covenants and agrees that it has or will promptly procure necessary computer hardware (with OCS's reasonable assistance, if requested), that it shall permit OCS to install the OCA Software in the computer hardware located in the Offices as soon as reasonably practicable following the Effective Date, and that it will operate the Practice only with the OCA Software during the term of this Agreement. The Orthodontist also understands, acknowledges and agrees that its use of the OCA Software is subject to the terms of the OCA Software Licensing Addendum attached as Exhibit D to this Agreement, and that it will comply with and abide by the terms of the OCA Software Licensing Addendum.

                           III. FINANCIAL ARRANGEMENTS

         3.1 SERVICE FEES. Each month during the term hereof, the PC will pay Service Fees to OCS for each Office included within the scope of this Agreement, calculated in accordance with the formula set forth in Exhibit B to this Agreement with respect to such Office. The Orthodontist hereby authorizes OCS to deduct the Service Fees from the Practice Funds as the payments thereof become due and payable.

         3.2 CENTER EXPENSES. OCS will advance the Center Expenses, which include the costs and expenses incurred by OCS in providing the Business Services to the Orthodontist. (Please see Exhibit C for a detailed discussion of the "Center Expenses".) The PC will reimburse OCS for the Center Expenses for each Office through charges built into the Service Fees for each such Office.

         3.3 PC'S EMPLOYER EXPENSES. The PC will bear 100% of the following costs and expenses:

         o compensation of all Professional Staff, and all employer taxes due thereon;

         o  benefits for all Professional Staff;

         o professional licensure fees, board certification fees, professional association dues and continuing professional education expenses for all Professional Staff;

         o malpractice and professional liability insurance coverage for all Professional Staff;

         o all costs and expenses incurred for items or services that are primarily for any Professional Staff"s personal use and benefit, such as an automobile or social club dues; and

         o any other costs and expenses incurred by any Professional Staff that are not defined as a Center Expense; and

(The above costs and expenses are collectively referred to as the "PC Employer Expenses" or simply the "Employer Expenses".)

         3.4 FUNDING FOR NEW OFFICES. The Parties' responsibilities for the development costs for any New Offices added to the Agreement shall be as mutually agreed to by the Parties, and will be addressed in the Exhibit added to this Agreement in respect of such New Office.


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         3.5 NO DIVIDING OF FEES. The Parties mutually acknowledge and agree that that the Orthodontist's payment of Service Fees to OCS in no way represents the division, splitting or other allocation of professional fees between the Orthodontist and OCS. The Service Fees do not in any way relate to patient referrals. The Service Fees represent fair value for the services provided by OCS under the Agreement, and have been negotiated between the Parties in arm's length negotiations.

         3.6 ADDITIONAL OFFICES. In the event that any New Offices are added to this Agreement, the Service Fees payable to OCS shall be determined by aggregating the results of the operations of each additional Office with the results of the operations of the existing Office(s).

         3.7 ACCOUNTS RECEIVABLE. To secure the timely and complete payment, repayment or reimbursement, as applicable, of the Service Fees, Center Expenses and loans, advances or other amounts owing or payable to OCS under this Agreement, throughout the term of this Agreement the Orthodontist hereby assigns and grants to OCS a first-priority security interest in all of the present and future fees receivable, accounts receivable and other accounts (as such term is defined in the Uniform Commercial Code), including without limitation health-care insurance receivables (as defined in the Uniform Commercial Code) and any proceeds, substitutes or replacements for any of the foregoing, that arise or have arisen from the provision of orthodontic and dental goods, treatment and services at or through the Practice, and in all of the Orthodontist's rights, title and interest therein. The Orthodontist represents and warrants that all such fees receivable, accounts receivable and other accounts are and will be free and clear of all liens, security interests and other encumbrances and adverse claims (except for the interest granted to OCS herein). In the event any of such monetary obligations are not paid to OCS in full when due, OCS may, with or without terminating this Agreement, exercise all rights and remedies afforded a secured party. The Orthodontist agrees to cooperate with OCS, and, upon request, to promptly execute, complete and deliver to OCS all security agreements, financing statements or other documents which may be necessary or desirable to protect, perfect or maintain OCS's interest in such fees receivable and accounts receivable. OCS shall be entitled at any time to file any financing statement in any jurisdiction to perfect such interest.

                            IV. TERM AND TERMINATION

         4.1 TERM OF AGREEMENT. This Agreement shall become effective on October 18, 1994 (the "Effective Date"). The Agreement shall continue for a term of 25 years from the Effective Date, unless it is terminated earlier in accordance with the provisions of this Article IV.

         4.2 TERMINATION FOR CAUSE OR WITHOUT CAUSE.

         (a) Grounds for Termination for Cause. If either Party is in material breach of this Agreement, the other Party shall give written notice by certified mail of the specific basis for the alleged breach and shall provide 60 days to cure or remedy the breach (the "Curative Period"). If, by the end of the Curative Period, the breaching Party fails to cure and/or remedy the breach, the terms of Section 4.2(b) shall apply.

         (b) Required Actions. If, by the end of the Curative Period, the breaching Party fails to cure and/or remedy the breach, the Parties will enter into a Practice Transfer or a Practice Assumption, as elected by OCS. Upon such election being made, the Parties shall cooperate to promptly complete the actions required for a Practice Assumption or Practice Transfer, as applicable, and upon completion of such required actions, this Agreement shall terminate. This Agreement shall remain in force, and the rights, obligations and liabilities of the Parties as provided for in this Agreement shall continue through the date of termination.

         4.3 TERMINATION WITHOUT CAUSE. Either Party may terminate this Agreement without cause, upon a minimum of 180 days' prior written notice to the other Party. In the event that either Party notifies the other of its intention to terminate the Agreement without cause pursuant to this paragraph, the Parties shall enter into a Practice Assumption or Practice Transfer, as elected by OCS, and shall cooperate to promptly complete the actions required for a Practice Assumption or Practice Transfer, as applicable. Upon completion of such required actions, this Agreement shall terminate. This Agreement shall remain in force, and the rights, obligations and liabilities of the Parties as provided for in this Agreement shall continue through the date of termination.

         4.4 TERMINATION BY REASON OF THE DOCTOR'S DEATH OR DISABILITY. In the event of Dr. Buchman's death or Permanent Disability, Dr. Bushcman (or his heirs, assigns or legal representatives) and OCS shall enter into a Practice Transfer. Upon completion of such required actions, this Agreement shall terminate.


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         4.5 ADDITIONAL EVENTS TO OCCUR UPON TERMINATION. If this Agreement expires or terminates for any reason, the following shall apply, in addition to the applicable provisions of Sections 4.2 through 4.4:

         (a) The Orthodontist shall promptly return to OCS and/or allow OCS to retrieve all Proprietary Information of OCS then in its possession;

         (b) OCS shall promptly return to the Orthodontist all Proprietary Information of the Orthodontist then in its possession;

         (c) OCS shall render a final accounting of monies deposited into the Depository Accounts, the Practice Funds, and the Authorized Payments;

         (d) The PC shall promptly repay OCS all outstanding Line of Credit balances, Excess Development Cost Loans and other advances loans or liabilities owed to OCS, with applicable interest, except to the extent that such obligations have been assumed by an Approved Successor Orthodontist or expressly forgiven by OCS; and

         (e) It is mutually understood, acknowledged and agreed that nothing in this Agreement is intended in any way to interfere with or abrogate the duty of the Orthodontist of continued care to his/her patients or any other professional duties under any applicable professional dental standards, laws or regulations (collectively, "Professional Duties"). The Parties shall reasonably cooperate with each other to enable the Orthodontist to fulfill his/her Professional Duties in the event of termination of this Agreement.

         4.6 APPOINTMENT OF RECEIVER. In the event of a dispute as to the lawfulness of a termination under Section 4.2(a), to maintain the status quo until a court of competent jurisdiction issues a final ruling on whether the termination is lawful, OCS has the right, subject to applicable law, to: (i) appoint any person or persons to be a receiver ("Receiver") of the Orthodontist's business at the Practice or any parts thereof; (ii) remove any such Receiver and to appoint another or others in his or their stead; and (iii) do all acts and things as may be reasonably required from time to time to ensure the Orthodontist's continued compliance with this Agreement. The Orthodontist waives any requirement that OCS and/or Receiver secure or post any bond. The Receiver (i) may take any action lawfully allowed at any time, day or night, to take possession of all or any part of the Offices and the contents thereof (the "Assets") (and for the purpose of taking possession of such may forcibly obtain access to any buildings or enclosures); and (ii) may seize, collect, demand payment for, enforce, recover and receive all or any part of the accounts receivable by the Orthodontist or any other amounts owing to the either of them, and will apply any money obtained as a result of the foregoing to satisfy amounts owing by the Orthodontist to OCS pursuant to this Agreement. The Party determined by a court of competent jurisdiction to have breached the Agreement will be responsible for all costs and expenses incurred relative to the Receiver.

         4.7 COOPERATION. The Parties will cooperate with each other and use all reasonable efforts to cause the fulfillment of the conditions to the Parties obligations under this Article IV, and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by Article IV, as applicable. Each Party agrees that it will execute, acknowledge and deliver all instruments of further assurance and do all such acts and things as may reasonably be required more effectively to convey, transfer to and vest in the other Party and its assignees, the assets to be conveyed under Article IV, as applicable. In the case of contracts and rights, if any, which cannot be transferred effectively without consent of third parties which is unobtainable, each Party will use its commercially reasonable best efforts to secure for the other Party and its assignees the benefits thereof.

         4.8 SURVIVAL OF OBLIGATIONS. The Parties expressly agree that the obligations of this Article IV shall survive the termination or expiration of this Agreement.

                              V. MUTUAL AGREEMENTS

         5.1 OCS COVENANT NOT TO COMPETE. The Orthodontist acknowledges and agrees that OCS' general intent is to develop affiliations with dental practices at generally the same level of density as the development of retail shopping malls and "Home Depot," "Toys `R Us" and other retail enterprises with a similar development philosophy. Therefore, OCS agrees that, during the term of this Agreement, it will not affiliate with more Advertising Practices within the DMA than the higher of the total number of "Toys `R Us" or "Home Depot" stores or regional shopping malls located within the DMA, or, if these entities do not exist in the DMA or if their development in the DMA does not follow standard national development patterns, such other retail enterprise as

OCS may reasonably designate that does have a presence and does develop stores in the DMA with the same level of geographic density as generally followed by "Toys `R Us" and "Home Depot" stores and regional shopping malls, nationally. For the purpose of this Agreement, the "DMA" means the Designated Market Area(s) in which the Offices included in this Agreement is/are encompassed, as defined in the most current publications of Nielsen Media Research or its successor, and represents the primary broadcast area for television broadcasting in such locale(s)' market(s).

         5.2 ORTHODONTIST'S COVENANT NOT TO COMPETE.

         (a) Acknowledgments. The Orthodontist acknowledges and agrees that: (i) pursuant to Section 5.1 of this Agreement, OCS has agreed to restrict the number of other Orthodontists with whom OCS may associate within the DMA during the term of this Agreement, in the event of termination of this Agreement, the development by OCS of such business relationships is likely to require a minimum of two years, and certain business practices engaged in by the Orthodontist during such period of time would seriously impede OCS' ability to develop business relationships with other Orthodontists in the DMA; (ii) the covenants and agreements set forth in this Section are an essential inducement and consideration for OCS to have entered into this Agreement; (iii) the restrictions imposed herein are not greater than are fair and reasonable and necessary for the protection of OCS in light of the substantial harm that OCS will suffer should the Orthodontist breach any of the provisions of said covenants or agreements; and (iv) by reason of the abilities and experience of the Orthodontist, the enforcement of the covenants and agreements set forth in this Section will not prevent him/her from obtaining other suitable employment or earning a livelihood.

         (b) Non-Compete Agreements during Term of Agreement. The Orthodontist covenants and agrees that, during the term of this Agreement, the Orthodontist will not, directly or indirectly, in any capacity, except pursuant to the affiliation with OCS contemplated in this Agreement, do any of the following:

                  (i) Own any interest in, manage, be employed or contracted by, participate in, operate, control or provide any services to, any dental or orthodontic practice other than the Practice, or practice orthodontic dentistry other than in the Offices or otherwise compete with the Practice in the operation or development of any orthodontic practice;

                  (ii) Solicit any patients, staff or referral sources of the Practice (other than solicitations for the Practice itself); or

                  (iii) Own any interest in, manage, be employed or contracted by, participate in, operate, control or provide any services to any enterprise engaged in the provision of management or business services to orthodontic practices similar to those set forth in this Agreement, other than OCS, OCA and their affiliates and subsidiaries.

         (c) Non-Compete Agreements Following Termination of Agreement. The Orthodontist additionally covenants and agrees that for a period of two years following the expiration or termination of this Agreement for any reason, except under the circumstances discussed in Subsection 5.2(d) below, the Orthodontist shall not directly or indirectly in any capacity do any of the following:

                  (i) Solicit any patients, staff or referral sources of the Practice; or

                  (ii) Own any interest in, manage, be employed or contracted by, participate in, operate, control or provide any services to any Advertising Practice anywhere, and/or to any dental or orthodontic practice operating within a radius extending 15 miles in all directions from any Office and/or to any enterprise engaged in the provision of management or business services to dental or orthodontic practices similar to those set forth in this Agreement.

         (d) Exceptions to Non-Compete Agreements Following Termination. Notwithstanding anything in the Agreement to the contrary, the Orthodontist's covenants and agreements not to compete provided for in Section 5.2(c) will not apply in the event of termination of the Agreement pursuant to a Practice Assumption by the Orthodontist.

         5.3 REMEDIES; SEVERABILITY. In the event the Orthodontist violates any of the covenants and agreements set forth in Section 5.2 above, the Orthodontist agrees and stipulates that OCS shall be entitled to its actual damages, plus an additional amount of $250,000, and reimbursement of its attorney fees and legal expenses and shall be entitled to any other legal, injunctive or equitable relief or remedies to which it may be entitled. Regarding any act or lawsuit by OCS to obtain injunctive or other equitable relief, the Orthodontist hereby waives any requirement on the part of OCS of proving actual damages and waives any requirement for securing or posting any bond. If any provisions of Sections 5.2 and 5.3 shall be determined to be invalid or unenforceable, either in whole or in part, such Section shall be deemed amended to delete or modify, as necessary, the offending provisions and such Section shall be reformed to alter the balance of the Section to render the same valid and enforceable to the fullest extent permissible, as aforesaid. Additionally, the provisions of Sections 5.2 and 5.3 shall be deemed to be valid to the extent of any lesser area or for any lesser duration permitted by law if the area and duration set forth herein is deemed to be too broad by a court of competent jurisdiction. The provisions of Section 5.2 and 5.3 shall be construed as an agreement independent of the other provisions of this Agreement. The existence of any claim or cause of action by the Orthodontist against OCS shall not constitute a defense to the enforcement by OCS of the provisions of Sections 5.2 or 5.3.

         5.4 PROPRIETARY INFORMATION OF OCS. The Orthodontist acknowledges and agrees that all Proprietary Information of OCS provided to the Orthodontist pursuant to this Agreement shall be considered the property of OCS. The Orthodontist further agrees that it shall not, directly or indirectly, disclose, exploit, rent, sell or utilize any Proprietary Information of OCS other than as required to fulfill its obligations under this Agreement, unless otherwise required by law, regulation, valid court order or unless expressly authorized in advance by OCS in writing.

         5.5 PROPRIETARY INFORMATION OF THE ORTHODONTIST. OCS acknowledges and agrees that all Proprietary Information of the Orthodontist provided to OCS by the Orthodontist pursuant to this Agreement shall be considered the property of the Orthodontist. OCS further agrees that it shall not, directly or indirectly, disclose, exploit, rent, sell or utilize the Proprietary Information of the Orthodontist other than as required to fulfill its obligations under this Agreement, unless otherwise required by law, regulation, valid court order or unless expressly authorized in advance by the Orthodontist in writing. Notwithstanding the foregoing, it is expressly acknowledged and agreed by the Orthodontist that, in the event of termination of this Agreement by OCS for cause or termination of this Agreement by the Orthodontist without cause, OCS, or orthodontists affiliated with OCS may use patient lists and related information of the Orthodontist to solicit patients of the Practice, or, subject to all applicable dental practice laws or laws governing the confidentiality of patient records and the consent of the patients in question, arrange for the transfer of patient records to such Orthodontists.

         5.6 INDEPENDENT CONTRACTORS. In performing its duties OCS and the Orthodontist shall act and perform as an independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. The Orthodontist will not have any claim under this Agreement or otherwise against OCS for vacation pay, sick leave, unemployment insurance, worker's compensation, disability benefits, retirement or employee benefits of any kind.

                           VI. INSURANCE AND INDEMNITY

         6.1 INSURANCE TO BE MAINTAINED BY THE ORTHODONTIST.

         (a) During Term of Agreement. At all times during the term of this Agreement, the PC shall maintain comprehensive professional liability insurance with annual policy limits of not less than $1,000,000 per claim and $3,000,000 in aggregate for the PC and for each orthodontist or dentist employed or contracted by the PC. The PC shall be responsible for all such liabilities in excess of the limits of such policies. Premiums and deductibles with respect to such policies shall be borne by the Orthodontist. The Orthodontist shall have OCS named as an additional insured on professional liability insurance policies.

         (b) Tail Insurance Coverage. The PC shall require that any other orthodontists or dentists who it employs or with whom it contracts, upon the termination of their affiliation with the PC shall purchase tail insurance coverage, or have in place other insurance arrangements reasonably acceptable to OCS and the PC, providing professional liability coverage for the entire period of time of their affiliation with the PC.

         6.2 INSURANCE TO BE MAINTAINED BY OCS. Throughout the term of this Agreement, OCS will provide and maintain as a Center Expense, under OCS's name, with the Orthodontist as an additional named insured, (i) comprehensive professional liability insurance for any professional employees of OCS with limits as determined reasonable by OCS; and (ii) comprehensive general liability and property insurance covering the Center premises, equipment, supplies and operations. (The Orthodontist expressly understands, acknowledges and agrees that the coverages to be provided by OCS under this Section will be new coverages procured by OCS, under OCS's name with the Orthodontist as an additional named insured, rather than the continuation of the Orthodontist's existing coverages, with OCS as an additional named insured.)

         6.3 INDEMNIFICATION.

         (a) The PC shall indemnify, hold harmless and defend OCS and its officers, directors, shareholders and employees from and against any and all liability, loss, damage, claim, causes of action and expenses (including reasonable attorneys' fees), to the extent not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of a breach of this Agreement by the Orthodontist, the performance of medical or dental services or the performance of any intentional acts, negligent acts or omissions by the Orthodontist or its agents, employees and/or subcontractors (other than OCS) during the term of this Agreement.

         (b) OCS shall indemnify, hold harmless and defend the Orthodontist and its employees from and against any and all liability, loss, damage, claim, causes of action and expenses (including reasonable attorneys' fees), to the extent not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of a breach of this Agreement by OCS or the performance of any intentional acts, negligent acts or omissions by OCS and/or its agents, employees and/or subcontractors (other than the Orthodontist or any orthodontists or dentists in its employ) during the term of this Agreement.

         (c) This Section 6.3 shall survive the termination or expiration of this Agreement until the end of all applicable statute of limitation periods.

                       VII. REPRESENTATIONS AND WARRANTIES

         7.1 REPRESENTATIONS AND WARRANTIES OF THE ORTHODONTIST. The Orthodontist makes the following representations and warranties to OCS:

         (a) Dr. Buchman is, and shall remain throughout the term hereof, licensed to practice dentistry in the State of Florida without restriction and is not subject to any disciplinary or corrective action.

         (b) The PC is a professional corporation, duly organized and validly existing and in good standing under the applicable laws of the State of Florida.

         (c) Dr. Buchman is, and shall remain throughout the term hereof, the sole record and beneficial owner of all of the capital stock of the PC.

         (d) Each of Dr. Buchman and the PC has all necessary capacity, power and authority to enter into this Agreement and perform its obligations under this Agreement.

         (e) The execution, delivery and performance of this Agreement by each of Dr. Buchman and the PC have been duly authorized by all necessary laws, resolutions and corporate action, and will not materially breach, conflict with or violate any contract, obligation, covenant not to compete, restrictive covenant or other agreement to which Dr. Buchman or the PC is a party. This Agreement constitutes the valid and enforceable obligations of each of Dr. Buchman and the PC in accordance with its terms.

         7.2 REPRESENTATIONS AND WARRANTIES OF OCS. OCS makes the following representations and warranties to the Orthodontist:

         (a) OCS is a corporation, duly organized and operating under the applicable laws of the State of Delaware and qualified to do business in the State of Florida. OCS has all necessary corporate power and authority to enter into this Agreement and perform its obligations under this Agreement.

         (b) The execution and performance of this Agreement by OCS have been duly authorized by all necessary laws, resolutions and corporate action, and will not materially breach, conflict with or violate any contract, obligation, covenant not to compete, restrictive covenant or other agreement to which OCS is a party. This Agreement constitutes the valid and enforceable obligations of OCS in accordance with its terms.

                               VIII. MISCELLANEOUS

         8.1 ASSIGNMENT. OCS shall have the right to assign its rights under this Agreement to OCA, any other of OCA's wholly owned subsidiaries or any other person, corporation or other entity under common control with OCS. Except as set forth above, neither OCS nor the Orthodontist shall have the right to assign their respective rights and obligations under this Agreement without the prior written consent of the other Parties. Subject to this provision, this Agreement shall be binding upon the Parties and their successors and permitted assigns.

         8.2 WHOLE AGREEMENT; MODIFICATION. The Parties hereby agree to amend and restate the terms of the Agreement as set forth herein. This Agreement as set forth herein supercedes and replaces in its entirety any prior agreements between the Parties relating to the subject matter hereof. There are no other agreements or understandings, written or oral, between the Parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. As between the Parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. This Agreement and its Exhibits and Schedules shall not be modified or amended except by a written document executed by all Parties to this Agreement, and any such written modification(s) shall be attached hereto. The Exhibits and Schedules attached hereto are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

         8.3 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand, (ii) the first to occur of actual receipt by the addressee or 72 hours after being placed in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, prepaid, in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by written notice to the other Parties): (A) if to the Orthodontist: Dr. Dennis Buchman, ___________________; and (B) if to OCS: Orthodontic Centers of Florida, Inc., 3850 North Causeway Boulevard, Suite 1040, Metairie, Louisiana 70002, Attention: Bartholomew F. Palmisano, Sr., with a copy to Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2100, Nashville, Tennessee 37219-8966, Attention: Neil B. Krugman, Esq.

         8.4 WAIVER OF PROVISIONS; REMEDIES CUMULATIVE. Any waiver of any terms and conditions hereof must be in writing, and signed by the Parties. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof. No remedy set forth in this Agreement or otherwise conferred upon or reserved to a Party shall be considered exclusive of any other remedy available to the Party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         8.5 GOVERNING LAW AND CHOICE OF VENUE. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of law thereof. Any action or proceedings brought by a Party seeking to enforce any provisions of, or based upon any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of Florida or, if it has or can acquire jurisdiction, in a United States District Court for the State of Florida, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

         8.6 EVENTS EXCUSING PERFORMANCE. Neither Party shall be liable to the other Party for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which that party has no control for so long as such events continue and for a reasonable period of time thereafter.

         8.7 COMPLIANCE WITH APPLICABLE LAWS. The Parties shall comply with all applicable federal, state and local laws and regulations in the conduct of their obligations under this Agreement.

         8.8 SEVERABILITY. The provisions of this Agreement shall be deemed severable, and, if any portion shall be held invalid, illegal or unenforceable for any reason, either the provision shall be lawfully reformed to comply with the Parties' intent or the provision shall be severed. Regardless whether the provision is reformed or severed, the remainder of this Agreement shall be effective and binding upon the Parties.

         8.9 ADDITIONAL DOCUMENTS. The Parties agree to execute any document or documents that may be reasonably requested from time to time by another Party to implement or complete such party's obligations pursuant to this Agreement.

         8.10 ATTORNEYS' FEES. If legal action is commenced by either Party to enforce or defend its rights under this Agreement, the prevailing Party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         8.11 CONTRACT MODIFICATIONS FOR PROSPECTIVE LEGAL EVENTS. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the Effective Date, are interpreted by judicial decision, a regulatory agency or legal counsel for both OCS and the Orthodontist in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Parties shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Parties.

         8.12 LANGUAGE CONSTRUCTION; HEADINGS. The language in all parts of this Agreement shall be construed, in all cases, according to its plain meaning, except where the context of this Agreement expressly indicates otherwise, and the Parties acknowledge that each Party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The Article and Section headings used herein are for reference only and shall not limit or control the meaning or interpretation of any provision hereof.

         8.13 NO OBLIGATION TO THIRD PARTIES. None of the obligations and duties of any Party under this Agreement shall in any way or in any manner be deemed to create any obligation to, or any rights in, any person or entity not a party to this Agreement.

         8.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each and all of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.


                               DENNIS J. BUCHMAN, D.M.D.



                               /s/ Dennis J. Buchman, D.M.D.
                               -----------------------------
                               (Signature)



                               DENNIS J. BUCHMAN, D.M.D., P.A.



                               By: /s/ Dennis J. Buchman, D.M.D.
                                   -----------------------------
                                   Dennis J. Buchman, D.M.D.
                                   President



                               ORTHODONTIC CENTERS OF FLORIDA, INC.



                               By: /s/ Bartholomew F. Palmisano, Sr.
                               Name:   Bartholomew F. Palmisano, Sr.
                               Title:  President